Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134

The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com

BISYS® ANNOUNCES ADOPTION OF PLAN OF DISPOSITION FOR EDUCATION

SERVICES BUSINESS

- Management in Current Discussions with Interested Parties -

NEW YORK, N.Y. (March 31, 2005) — BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that its Board of Directors has approved a formal plan of disposition for its Education Services business. The Company also announced that it is currently in discussions with interested parties for the sale of the business.

The Company also announced that it will classify the net assets of its Education Services business as “held for sale” and that the results of the business’s operations and financial position will be presented as a discontinued operation in its consolidated financial statements for the quarter ended March 31, 2005. Additionally, based upon the completion of an impairment analysis conducted by the company in connection with the adoption of the formal plan of disposition, the company expects to record a pretax non-cash impairment charge of approximately $90 million to goodwill of the business in its third fiscal quarter.

-more-

About BISYS
The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms, insurance companies, and banks to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans and other investment products. Through its Insurance Services group, BISYS is the nation’s largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. BISYS’ Information Services group provides industry-leading information processing, imaging, and back-office services to banks, insurance companies and corporate clients. Headquartered in New York, BISYS generates more than $1 billion in annual revenues worldwide. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting The BISYS Group, Inc.’s operations, markets, services and related products, prices and other factors discussed in The BISYS Group, Inc.’s periodic filings with the Securities and Exchange Commission .

###

 2